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                                                                     EXHIBIT 5.1

                     [LETTERHEAD OF VINSON & ELKINS L.L.P.]




                                  May 27, 1999


Vista Energy Resources, Inc.
550 West Texas Avenue, Suite 700
Midland, Texas  79701

Ladies and Gentlemen:

         We have acted as counsel for Vista Energy Resources, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of 61,292 shares of common stock (the "Shares"), par value $0.01 per share, of the Company, that may be awarded pursuant to the provisions of the Vista Energy Resources, Inc. 1999 Key Employee Restricted Stock Plan (the "Plan") under the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission.

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the Compensation Committee of the Company relating to the Plan and (v) the Plan.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.


         We note that the Shares are currently issued and held by the Company as treasury stock. We have assumed that in connection with the original issuance of the Shares that the Company received consideration in the form of cash, personal property, or services already performed, and that such consideration equaled or exceeded the par value of a Share.



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Vista Energy Resources, Inc.
May 27, 1999
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         In addition, we have assumed that appropriate certificates evidencing each Share will be properly executed upon its award pursuant to the Plan, and that each grant of an award pursuant to the Plan will be duly authorized.

         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that each Share, when awarded in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

         This opinion is limited in all respects to the Delaware General Corporation Law. You should be aware that we are not admitted to the practice of law in the State of Delaware.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                                Very truly yours,


                                                /s/ VINSON & ELKINS L.L.P.